ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET

BOSTON, MA 02199-3600

WWW.ROPESGRAY.COM

June 11, 2025

The Prudential Series Fund

655 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

This opinion is being furnished in connection with Post-Effective Amendment No. 101 under the Securities Act of 1933, as amended, and Amendment No. 104 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A (the “Registration Statement”) of The Prudential Series Fund (the “Trust”), relating to the issuance of Class I and Class III shares of beneficial interest (collectively, the “Shares”) of each of the PSF PGIM Laddered Allocation S&P 500 Buffer 12 Portfolio, the PSF PGIM Laddered Allocation S&P 500 Buffer 20 Portfolio, and the PSF PGIM Ballast Portfolio.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of Shares. In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials, and other appropriate persons.

We assume that upon sale of the Shares by the Trust, the Trust will receive the net asset value thereof.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) insofar as our opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which the Morris Nichols opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of the Morris Nichols opinion together with this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue the Shares, and that, when such Shares are issued and sold, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons

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whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP Ropes & Gray LLP

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